AMENDMENT TO
                       SUBORDINATED CONVERTIBLE DEBENTURE

         On September 12, 1996, NAL Financial Group Inc., a Delaware corporation ("Maker" or the "Company") entered into a convertible debenture in the principal amount of $2,250,000 (the "Debenture") payable to the order of Bridge Rope & Co. as lender. The Debenture has been transferred to CIHC, Incorporation (the "Lender"). For good and valuable consideration, receipt of which is acknowledged, the parties agree to amend the Debenture as follows:

         1. Paragraph 6 of the Debenture is hereby superseded and replaced in its entirety with the following:

                           "6. Conversion Feature.  The unpaid principal of this
                  Debenture is convertible at the option of the Lender, in whole or in part, upon surrender of this Debenture at the principal office of the Company, into restricted shares of the Maker's Common Stock at a fixed conversion price ("Conversion Price") equal to Thirty-Two Cents (32 cents) per share. Upon such conversion and issuance of the Common Stock, all principal due under this Debenture shall be discharged and the Company released from all obligations hereunder, however, accrued interest shall be paid to the date of conversion. At the option of the Lender, accrued interest may also be subject to conversion in the same manner as principal.

                           The shares of the  Company's  Common  Stock  issuable
                  upon the exercise of the conversion feature shall be "restricted securities" as that term is defined under Rule 144 of the 1933 Act and, as a consequence, may not be sold or otherwise transferred except pursuant to registration under the 1933 Act or an available exemption therefrom."

         2. In all other respects, the Debenture as amended shall remain unamended and in full force and effect.

         WITNESS WHEREOF, the parties have executed this amendment to be effective as of October 1, 1997.

CIHC, INCORPORATED                                 NAL FINANCIAL GROUP INC.
as Lender                                          as the Company



By:  /S/DAVID A. HILL                             By:  /S/ROBERT R. BARTOLINI
     ---------------------------                       -----------------------
     David A. Hill, Vice President                     Robert R. Bartolini
                                                       Chief Executive Officer



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